Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

August 1, 2006

CONTACT:

John Erickson, Chief Financial Officer—(301) 951-6122

Tom McHale, Senior Vice President, Finance—(301) 951-6122

AMERICAN CAPITAL INCREASES Q3 2006 DIVIDEND 6% TO $0.83

REPORTS $0.82 NOI, $0.98 IN NET REALIZED EARNINGS AND $2.18 EARNINGS PER BASIC SHARE IN Q2 2006

Bethesda, MD – August 1, 2006 – American Capital Strategies Ltd. (NASDAQ: ACAS) announced today its third quarter 2006 dividend and its results for the second quarter of 2006.

2006 Q3 DIVIDEND DECLARATION

American Capital’s Board of Directors has declared a third quarter 2006 regular dividend of $0.83 per share to record holders as of September 6, 2006, payable on October 2, 2006. This dividend is a 6% increase over the third quarter 2005 regular dividend of $0.78 per share. American Capital has paid a total of $1.2 billion in dividends and paid or declared dividends of $21.56 per share since its August 1997 IPO at $15.00 per share. Also, American Capital has reiterated its 2006 dividend guidance of $3.29 per share from ordinary taxable income earned in 2006. The estimated remaining 2006 dividend per share is $0.84 for the fourth quarter of 2006.

SECOND QUARTER 2006 RESULTS

In addition, American Capital announced today its results for the quarter ended June 30, 2006. Net operating income (NOI) for the quarter increased 49% to $109 million compared to $73 million for second quarter of 2005. On a basic per share basis, NOI increased 5% to $0.82 per share compared to $0.78 per share in the second quarter of 2005. On a diluted per share basis, NOI increased 7% to $0.81 per share compared to $0.76 per share for the second quarter of 2005.

Net realized earnings (NOI plus net realized gains and losses) for the quarter increased 26% to $131 million compared to $104 million for second quarter of 2005. On a basic per share basis, net realized earnings decreased 11% to $0.98 per share compared to $1.10 per share for the second quarter of 2005. On a diluted per share basis, net realized earnings decreased 9% to $0.97 per share compared to $1.07 per share for the second quarter of 2005.

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American Capital

August 1, 2006

For the quarter, the net increase in net assets resulting from operations (NOI plus net appreciation and depreciation and net gains and losses on investments) was $290 million, or $2.18 per basic share and $2.16 per diluted share, compared to $79 million, or $0.84 per basic share and $0.82 per diluted share, in the second quarter of 2005.

Second quarter 2006 dividends were $0.82 per share, a 9% growth over second quarter 2005 dividends of $0.75 per share. American Capital’s net asset value per share at June 30, 2006 was $27.63, a $3.26 or 13% growth over the December 31, 2005 net asset value per share of $24.37, and $5.20 or 23% over the June 30, 2005 net asset value per share of $22.43.

“American Capital had a record breaking second quarter earning $2.18 per basic share, producing over the past year a 21% earnings return on equity and growing our book value 23% to $27.63 per share, continuing nine years of market leading performance since our IPO in 1997, performance that rivals the best public companies. With a current dividend yield of 9.4% and an annual dividend growth rate of 7% we are providing a 16.4% total return assuming no change to our dividend multiple.” said Malon Wilkus, American Capital Chairman, President and CEO. “Having invested $4.7 billion in the past year we are the largest Business Development Company and one of the largest buyout and mezzanine funds in the world. The quality of our assets are excellent, allowing us to be one of a few investment grade buyout funds and one of two buyout funds that have raised equity at a premium to book, which we have done 24 times. We pioneered the securitization of our asset class, completing our eighth securitization in July and have 45% of our capital funded with investment grade debt. As we roll out our asset management strategy, which we expect will increase our return on equity, it is an excellent time to be an American Capital shareholder.”

In the second quarter of 2006, American Capital invested $1.6 billion of capital. Also in the second quarter of 2006, American Capital received $259 million of proceeds from exits of portfolio investments.

“We continue to see strong investment opportunities,” said Ira Wagner, Chief Operating Officer. “We invested $1.6 billion this quarter but we are being very selective as evidenced by our closing ratio, which has recently declined from our 2% historical average to about 1.5% for the last year. We can achieve those results because we have the best market coverage and largest deal flow of any middle market buyout and mezzanine investor and we have broad capabilities that enhance our competitiveness. We can invest up to $350 million, we do One-Stop Buyouts™ and financings, and we invest in a broad range of geographies and sectors, including Europe, energy, CMBS, CDO, special situations and technology. We currently have $26 billion of investment opportunities in our 10 offices worldwide, which are staffed by 417 employees, including 162 investment professionals, 53 CPAs or audit professionals performing accounting due diligence and a 26 member operations team. As a result, we believe our investment volume will be strong in the second half of the year.”

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American Capital

August 1, 2006

In the second quarter of 2006, American Capital recorded $17 million in portfolio net realized gains and $4 million in net realized gains attributable to interest rate derivatives. In the second quarter of 2006, net unrealized appreciation totaled $160 million, consisting of gross appreciation of $243 million from 34 portfolio companies, $83 million of gross depreciation from 25 portfolio companies, $12 million of net unrealized depreciation resulting from the recognition of net realized gains and $12 million of net appreciation on interest rate derivatives.

The weighted average effective interest rate on American Capital’s total investments in debt securities as of June 30, 2006 was 12.5%. At June 30, 2006, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality, compared to 3.1 as of June 30, 2005. As of June 30, 2006, loans totaling $190 million, with a fair value of $55 million, were on non-accrual. Delinquent and non-accruing loans to 16 portfolio companies totaled $237 million, or 6% of total loans, at June 30, 2006, compared to $137 million, or 5% of total loans, at June 30, 2005.

“Our credit quality is extremely good and we are experiencing great exits from our portfolio companies with $17 million in portfolio net realized gains this quarter,” said Chief Financial Officer John Erickson. “We have generated $216 million in net realized gains from our 2001—2006 static pools and we expect significant additional net realized gains for the year given the number of companies we currently have for sale. This quarter alone produced net realized earnings of $0.98 per basic share, which is 120% of our $0.82 second quarter dividend. For the first half of the year, our net realized earnings were $2.12 per share, or 131% of our $1.62 of dividends. Not only do we have an excellent and growing dividend paid entirely from ordinary taxable income, our retention of capital gains provides additional returns to our shareholders, which should help us increase the growth rate of our dividend in 2007.”

In the second quarter of 2006, American Capital’s portfolio company European Capital, the €750 million, or $941 million, fund managed by a wholly owned subsidiary of American Capital, made investments in four portfolio companies totaling €137 million or $172 million. Since inception in September of last year, it has invested in 21 portfolio companies totaling €504 million or $612 million. European Capital produced its first quarterly profit since inception in the second quarter and is expected to declare its first dividend in the fourth quarter of 2006.

Since its August 1997 IPO through second quarter 2006, American Capital has earned an 18% compounded annual return, including interest, dividends, fees and net gains, on 131 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $3.0 billion of invested capital. These exits and prepayments represent 28% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $56 million in aggregate, or 2%. Seventeen percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the second quarter of 2006, $88 million of American Capital’s PIK interest and

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American Capital

August 1, 2006

dividends and accreted OID have been repaid, representing 26% of all PIK and OID recorded.

“Our Operations Team has contributed tremendously to helping several troubled companies turn around and gain value that had been previously depreciated,” said Gordon O’Brien, Senior Vice President in charge of the Operations Team. “We have not been successful in all cases, but already in six portfolio companies from the 1998 – 2001 static pools, the Operations Team worked diligently and drove turnarounds that resulted in $131 million of net appreciation, gains and losses from their low points. Our ability to hold investments through economic cycles gives us time to effect critical operational changes and in some cases drive industry consolidation, resulting in significant results for our shareholders. In fact, the IRRs on our older static pools have increased from their lows as a direct result of the improvement in these portfolio companies.”

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

American Capital’s Board of Directors is responsible for determining the fair value of American Capital’s portfolio investments on a quarterly basis. In that regard, the board has retained Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) to assist it by having Houlihan Lokey regularly review a designated percentage of our fair value determinations. Houlihan Lokey is a leading valuation firm in the U.S., engaged in approximately 1,000 valuation assignments per year for clients worldwide. Each quarter, Houlihan Lokey reviews American Capital’s determination of the fair value of approximately 25% of its portfolio company investments that have been portfolio companies for at least one year and that have a fair value in excess of $10 million. In the second quarter of 2006, Houlihan Lokey reviewed valuations of 22 portfolio company investments having an aggregate $852 million in fair value as of the period end. Over the last four quarters, Houlihan Lokey has reviewed 97 portfolio companies totaling $3.4 billion in fair value as of their respective valuation dates. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit and Compliance Committee of the Board of Directors.

For those portfolio company investments that Houlihan Lokey has reviewed during the applicable period using the scope of review set forth by American Capital’s Board of Directors, the Board has made a fair value determination that is within the aggregate range of fair value for such investments as determined by Houlihan Lokey.

Financial highlights for the quarter are as follows:

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American Capital

August 1, 2006

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2006, December 31, 2005 and June 30, 2005

(in thousands, except per share data)

	Q2 2006	Q4 2005	Q2 2006 Versus Q4 2005		Q2 2005	Q2 2006 Versus Q2 2005
			$	%		$	%
	(unaudited)				(unaudited)
Assets
Investments at fair value (cost of $6,872,830, $5,134,398 and $4,040,689, respectively)
Non-Control/Non-Affiliate investments	$3,768,999	$2,135,795	$1,633,204	76%	$1,445,592	$2,323,407	161%
Affiliate investments	456,000	449,026	6,974	2%	485,405	(29,405)	-6%
Control investments	2,765,584	2,516,282	249,302	10%	2,110,298	655,286	31%
Interest rate derivatives	49,768	18,132	31,636	174%	1,340	48,428	3614%

Total investments at fair value	7,040,351	5,119,235	1,921,116	38%	4,042,635	2,997,716	74%
Cash and cash equivalents	172,350	97,134	75,216	77%	103,554	68,796	66%
Restricted cash	65,977	121,772	(55,795)	-46%	105,812	(39,835)	-38%
Interest receivable	39,442	32,668	6,774	21%	27,870	11,572	42%
Other	90,502	78,300	12,202	16%	53,762	36,740	68%

Total assets	$7,408,622	$5,449,109	$1,959,513	36%	$4,333,633	$3,074,989	71%

Liabilities and Shareholders' Equity
Debt	$3,370,301	$2,466,860	$903,441	37%	$1,997,751	$1,372,550	69%
Interest rate derivatives	733	2,140	(1,407)	-66%	15,257	(14,524)	-95%
Accrued dividends payable	110,097	3,574	106,523	2980%	70,136	39,961	57%
Other	92,890	78,898	13,992	18%	52,103	40,787	78%

Total liabilities	3,574,021	2,551,472	1,022,549	40%	2,135,247	1,438,774	67%

Commitments and contingencies
Shareholders' equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—	—	0%	—	—	0%
Common stock, $0.01 par value, 200,000 shares authorized, 141,897, 119,123 and 98,220 issued and 138,808, 118,913 and 98,012 outstanding, respectively	1,388	1,189	199	17%	980	408	42%
Capital in excess of par value	3,641,112	2,942,814	698,298	24%	2,243,841	1,397,271	62%
Notes receivable from sale of common stock	(6,655)	(6,655)	—	0%	(6,679)	24	0%
Undistributed (distributions in excess of) net realized earnings	32,519	(22,408)	54,927	245%	(26,445)	58,964	223%
Net unrealized appreciation (depreciation) of investments	166,237	(17,303)	183,540	1061%	(13,311)	179,548	1349%

Total shareholders' equity	3,834,601	2,897,637	936,964	32%	2,198,386	1,636,215	74%

Total liabilities and shareholders' equity	$7,408,622	$5,449,109	$1,959,513	36%	$4,333,633	$3,074,989	71%

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American Capital

August 1, 2006

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Six Months Ended June 30, 2006 and 2005

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30, 2006 Versus 2005		June 30,		June 30, 2006 Versus 2005
	2006	2005	$	%	2006	2005	$	%
OPERATING INCOME:
Interest and dividend income	$156,539	$97,910	$58,629	60%	$287,664	$184,328	$103,336	56%
Fee and other income	55,496	33,822	21,674	64%	97,549	48,259	49,290	102%

Total operating income	212,035	131,732	80,303	61%	385,213	232,587	152,626	66%

OPERATING EXPENSES:
Interest	40,778	21,990	18,788	85%	76,760	39,336	37,424	95%
Salaries, benefits and stock-based compensation	38,800	22,701	16,099	71%	62,015	35,013	27,002	77%
General and administrative	16,510	8,808	7,702	87%	31,927	15,093	16,834	112%

Total operating expenses	96,088	53,499	42,589	80%	170,702	89,442	81,260	91%

OPERATING INCOME BEFORE INCOME TAXES	115,947	78,233	37,714	48%	214,511	143,145	71,366	50%

Provision for income taxes	(6,708)	(4,759)	(1,949)	41%	(12,376)	(5,784)	(6,592)	114%

NET OPERATING INCOME	109,239	73,474	35,765	49%	202,135	137,361	64,774	47%

Net realized gain (loss) on investments
Portfolio company investments	17,165	32,357	(15,192)	-47%	60,067	40,478	19,589	48%
Interest rate derivative agreements	4,334	(2,161)	6,495	301%	5,630	(5,456)	11,086	203%

Total net realized gain	21,499	30,196	(8,697)	-29%	65,697	35,022	30,675	88%

NET REALIZED EARNINGS	130,738	103,670	27,068	26%	267,832	172,383	95,449	55%

Net unrealized appreciation (depreciation) of investments
Portfolio company investments	148,045	(7,872)	155,917	1981%	151,047	16,845	134,202	797%
Interest rate derivative agreements	11,561	(16,449)	28,010	170%	32,493	1,801	30,692	1704%

Total net unrealized appreciation (depreciation)	159,606	(24,321)	183,927	756%	183,540	18,646	164,894	884%

INCREASE IN NET ASSETS RESULTING FROM OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	290,344	79,349	210,995	266%	451,372	191,029	260,343	136%
Cumulative effect of accounting change, net of tax (1)	—	—	—	0%	1,026	—	1,026	0%

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$290,344	$79,349	$210,995	266%	$452,398	$191,029	$261,369	137%

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.82	$0.78	$0.04	5%	$1.60	$1.50	$0.10	7%
Diluted	$0.81	$0.76	$0.05	7%	$1.58	$1.46	$0.12	8%
NET REALIZED EARNINGS PER COMMON SHARE:
Basic	$0.98	$1.10	$(0.12)	-11%	$2.12	$1.88	$0.24	13%
Diluted	$0.97	$1.07	$(0.10)	-9%	$2.10	$1.83	$0.27	15%
NET EARNINGS PER COMMON SHARE:
Basic	$2.18	$0.84	$1.34	160%	$3.57	$2.08	$1.49	72%
Diluted	$2.16	$0.82	$1.34	163%	$3.54	$2.03	$1.51	74%
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	133,286	93,915	39,371	42%	126,613	91,737	34,876	38%
Diluted	134,189	96,731	37,458	39%	127,675	94,078	33,597	36%
DIVIDENDS DECLARED PER COMMON SHARE	$0.82	$0.75	$0.07	9%	$1.62	$1.48	$0.14	9%

(1)	Effective January 1, 2006, American Capital adopted FASB Statement No. 123 (revised 2004), "Share-Based Payment," a revision to FASB Statement No. 123 ("SFAS 123R"). American Capital had adopted SFAS 123R using the "modified prospective" method. Effective January 1, 2003, American Capital adopted the fair-value-based method of accounting for stock-based compensation plans for all stock options granted in 2003 and forward as permitted under FASB Statement No. 148. All of American Capital's stock options granted prior to January 1, 2003, which were accounted for under APB No. 25 and not expensed in the consolidated statements of operations, were fully vested as of January 1, 2006 and therefore, no additional stock compensation costs for those stock option grants will be recorded as a result of the adoption of SFAS 123R. Under FASB Statement No. 123, American Capital elected to adjust compensation costs for forfeitures when the unvested awards were actually forfeited. Under SFAS 123R, American Capital is required to estimate forfeitures of unvested awards when recognizing compensation cost. Upon the adoption of SFAS 123R, American Capital recorded a cumulative effect of an accounting change for an adjustment to compensation costs recognized in prior periods to record forfeitures based on the amounts that would have been estimated during those periods.

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American Capital

August 1, 2006

AMERICAN CAPITAL STRATEGIES, LTD.

OTHER FINANCIAL INFORMATION

Quarter Ended June 30, 2006, December 31, 2005 and June 30, 2005

(dollars in thousands)

(unaudited)

	Q2	Q4	Q2 2006 Versus Q4 2005		Q2	Q2 2006 Versus Q2 2005
	2006	2005	$	%	2005	$	%
New Investments:
Senior Debt	$790,900	$382,800	$408,100	107%	$485,300	$305,600	63%
Subordinated Debt	260,100	193,400	66,700	34%	209,500	50,600	24%
Preferred Equity	279,800	169,900	109,900	65%	134,000	145,800	109%
Common Equity	49,900	64,500	(14,600)	-23%	48,500	1,400	3%
Common Equity warrants	21,600	86,700	(65,100)	-75%	26,100	(4,500)	-17%
CMBS Investments	144,000	80,500	63,500	79%	—	144,000	100%
CDO/CLO Investments	25,000	—	25,000	100%	—	25,000	100%

Total	$1,571,300	$977,800	$593,500	61%	$903,400	$667,900	74%

American Capital Sponsored Buyouts	$902,100	$564,800	$337,300	60%	$475,000	$427,100	90%
Financing for Private Equity Buyouts	109,100	121,700	(12,600)	-10%	206,000	(96,900)	-47%
Direct Investments	6,100	—	6,100	100%	25,100	(19,000)	-76%
CMBS Investments	144,000	80,500	63,500	79%	—	144,000	100%
CDO/CLO Investments	25,000	—	25,000	100%	—	25,000	100%
Add-on Financing for Acquisitions	240,800	20,300	220,500	1086%	102,500	138,300	135%
Add-on Financing for Recapitalizations	142,100	183,700	(41,600)	-23%	71,000	71,100	100%
Add-on Financing for Working Capital in Distressed Situations	2,100	2,800	(700)	-25%	13,500	(11,400)	-84%
Add-on Financing for Working Capital	—	4,000	(4,000)	-100%	10,300	(10,300)	-100%

Total	$1,571,300	$977,800	$593,500	61%	$903,400	$667,900	74%

Exits and Repayments(1):
Scheduled Principal Amortization	$14,264	$16,990	$(2,726)	-16%	$14,064	$200	1%
Senior Loan Sales	67,213	174,037	(106,824)	-61%	42,750	24,463	57%
Principal Prepayments	131,448	258,536	(127,088)	-49%	146,898	(15,450)	-11%
Payment of Accrued Payment-in-kind Interest and Dividends and Original Issue Discount	5,848	13,971	(8,123)	-58%	4,367	1,481	34%
Sale of Equity Investments	39,820	81,239	(41,419)	-51%	80,228	(40,408)	-50%

Total	$258,593	$544,773	$(286,180)	-53%	$288,307	$(29,714)	-10%

Appreciation, Depreciation, Gains and Losses:
Gross Realized Gains	$32,097	$69,973	$(37,876)	-54%	$54,416	$(22,319)	-41%
Gross Realized Losses	(14,932)	(64,288)	49,356	-77%	(22,059)	7,127	-32%

Portfolio Net Realized Gains	17,165	5,685	11,480	202%	32,357	(15,192)	-47%
Net Realized Gains (Losses) From Interest Rate Derivatives	4,334	(825)	5,159	625%	(2,161)	6,495	301%

Net Realized Gains	21,499	4,860	16,639	342%	30,196	(8,697)	-29%

Gross Unrealized Appreciation at 34, 20 and 22 Portfolio Companies	242,649	54,628	188,021	344%	95,405	147,244	154%
Gross Unrealized Depreciation at 25, 11 and 19 Portfolio Companies	(82,632)	(78,807)	(3,825)	5%	(77,345)	(5,287)	7%

Current Portfolio Net Unrealized Appreciation (Depreciation)	160,017	(24,179)	184,196	762%	18,060	141,957	786%
Net Depreciation From the Recognition of Net Realized Gains	(11,972)	(2,987)	(8,985)	301%	(25,932)	13,960	54%
Interest Rate Derivatives	11,561	11,568	(7)	0%	(16,449)	28,010	170%

Net Unrealized Appreciation (Depreciation)	159,606	(15,598)	175,204	1123%	(24,321)	183,927	756%

Net Gains, Losses, Appreciation and Depreciation	$181,105	$(10,738)	$191,843	1787%	$5,875	$175,230	2983%

Other Financial Data:
Net Asset Value per Share	$27.63	$24.37	$3.26	13%	$22.43	$5.20	23%
Weighted Average Effective Interest Rate on Debt Investments	12.5%	12.8%			12.9%
Weighted Average Loan Grade	3.1	3.1			3.1
Loans on Non-Accrual at Face	$189,563	$132,330	$57,233	43%	$115,397	$74,166	64%
Loans on Non-Accrual at Fair Value	$54,694	$48,304	$6,390	13%	$35,449	$19,245	54%
Past Due Loans at Face	$47,722	$53,675	$(5,953)	-11%	$21,951	$25,771	117%
Past Due and Non-Accrual Loans as a Percentage of Total Loans	6%	5%			5%
Number of Portfolio Companies on Non-Accrual and Past Due	16	14			12
Debt to Equity Conversions at Face Value	$27,691	$24,769	$2,922	12%	$12,464	$15,227	122%
LTM Net Operating Income Return on Average Equity at Cost	13.1%	13.6%			13.7%
LTM Net Realized Earnings Return on Average Equity at Cost	15.5%	15.2%			16.5%
LTM Net Earnings Return on Average Equity	21.5%	15.9%			18.9%
Current Quarter Net Operating Income Return on Average Equity at Cost Annualized	12.9%	13.3%			14.0%
Current Quarter Net Realized Earnings Return on Average Equity at Cost	15.4%	14.0%			19.8%
Current Quarter Net Earnings Return on Average Equity Annualized	33.4%	11.8%			15.2%
Market Capitalization	$4,647,275	$4,305,840	$341,435	8%	$3,539,213	$1,108,062	31%
Total Enterprise Value	$7,845,226	$6,675,566	$1,169,660	18%	$5,433,410	$2,411,816	44%

(1) Excludes Repayments of European Capital Limited Bridge Loans.

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American Capital

August 1, 2006

Portfolio Statistics (1)	Static Pool										2001-2006
($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	Aggregate	Aggregate
Internal Rate of Return(2)	10.7%	7.4%	6.9%	22.6%	10.0%	25.1%	19.1%	20.9%	103.0%	16.3%	20.4%
Original Investments and Commitments	$375	$380	$395	$369	$943	$1,317	$1,991	$3,171	$1,730	$10,671	$9,521
Total Exits and Prepayments of Original Investments	$141	$191	$226	$259	$443	$701	$555	$494	$14	$3,024	$2,466
Total Interest, Dividends and Fees Collected	$137	$131	$94	$143	$241	$274	$281	$238	$78	$1,617	$1,255
Total Net Realized (Loss) Gain on Investments	$(19)	$(22)	$(75)	$49	$32	$120	$10	$5	$—	$100	$216
Current Cost of Investments	$191	$175	$198	$94	$452	$631	$1,331	$2,257	$1,544	$6,873	$6,309
Current Fair Value of Investments	$183	$121	$216	$78	$340	$704	$1,391	$2,344	$1,614	$6,991	$6,471
Net Unrealized Appreciation/(Depreciation)	$(8)	$(54)	$18	$(16)	$(112)	$73	$60	$87	$70	$118	$162
Non-Accruing Loans at Face	$4	$30	$—	$29	$88	$—	$22	$17	$—	$190	$156
Equity Interest at Fair Value(9)	$52	$9	$66	$39	$49	$312	$391	$1,098	$594	$2,610	$2,483
Debt to EBITDA(3)(4)(5)	7.0	8.6	4.4	4.4	7.4	4.6	4.6	4.5	4.9	4.9	4.8
Interest Coverage(3)(5)	1.7	1.8	3.5	1.6	1.7	2.3	2.1	2.3	1.9	2.1	2.1
Debt Service Coverage(3)(5)	1.5	1.5	2.3	1.2	1.3	1.8	1.6	1.9	1.5	1.7	1.7
Loan Grade(3)(10)	2.9	1.5	3.4	3.2	2.5	3.1	3.3	3.2	3.0	3.1	3.1
Average Age of Companies(5)	44 yrs	56 yrs	30 yrs	37 yrs	35 yrs	14 yrs	40 yrs	33 yrs	28 yrs	32 yrs	32 yrs
Ownership Percentage(9)	88%	69%	26%	64%	57%	70%	43%	58%	72%	59%	59%
Average Sales(5)(6)	$121	$70	$120	$175	$89	$110	$86	$108	$132	$108	$108
Average EBITDA(5)(7)	$7	$6	$40	$18	$10	$23	$18	$24	$19	$20	$20
Average EBITDA Margin	5.8%	8.6%	33.3%	10.3%	11.2%	20.9%	20.9%	22.2%	14.4%	18.5%	18.5%
Total Sales(5)(6)	$495	$405	$367	$1,758	$1,006	$1,803	$3,149	$4,516	$1,271	$14,770	$13,503
Total EBITDA(5)(7)	$38	$33	$97	$161	$80	$307	$591	$735	$186	$2,228	$2,060
% of Senior Loans(5)(8)	52%	39%	55%	25%	62%	46%	56%	40%	57%	50%	50%
% of Loans with Lien(5)(8)	69%	49%	81%	100%	95%	97%	85%	83%	88%	85%	87%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at current fair value.
(3)	These amounts do not include investments in which the Company owns only equity.
(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(5)	Excludes investments in commercial mortgage backed securities, collateralized debt obligations and European Capital Limited.
(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	As a percentage of our total debt investments.
(9)	Excludes investments in commercial mortgage backed securities and collateralized debt obligations.
(10)	Excludes investments in collateralized debt obligations and European Capital Limited.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2006 declared dividend to-date, totaling $2.45 per share, is anticipated to be a distribution of ordinary income for tax purposes.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

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American Capital

August 1, 2006

A.G. Edwards

Citigroup-Smith Barney

Fidelity

Merrill Lynch

Morgan Keegan

RBC Dain Rauscher

UBS Financial

Wachovia Securities

Wedbush Morgan

A summary of American Capital’s dividend history and forecast follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$21.56 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
Total 1997 to Q3 2006 Declared				$21.56

2006	$3.29	8%	Not Planned	$3.29	7%
Q4 Forecast	$0.84	6%
Q3 Declared	$0.83	6%
Q2	$0.82	9%
Q1	$0.80	10%

2005	$3.05	7%	$0.03	$3.08	6%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%

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American Capital

August 1, 2006

Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total Declared				$21.56

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American Capital

August 1, 2006

SHAREHOLDER CALL

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, August 2, 2006 at 11:00 am ET. The dial in number will be (877) 209-9922. International callers should dial +1(612) 288-0329. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call you may access the webcast or listen to the Shareholder Call by phone and step through the slides at your own pace.

AFTER THE CALL:

The presentation will be made available on our website after the call. An archive of the quarterly shareholder calls can be found in the Investor Relations section of the website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, August 2 until 11:59 pm Wednesday, August 16. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1(320) 365-3844. The access code for both domestic and international callers is 835830.

For further information or questions, please do not hesitate to call the Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO through the second quarter of 2006, American Capital has invested $10.7 billion in 229 portfolio companies. As of July 31, 2006, American Capital shareholders have enjoyed a total return of 420% since the Company’s IPO — an annualized return of 20%, assuming reinvestment of dividends. American Capital has paid a total of $1.2 billion in dividends and paid or declared $21.56 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding

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American Capital

August 1, 2006

expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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